Exhibit 99.1

745 Seventh Avenue New York, NY 10019 United States

To March 27, 2026

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated January 11, 2026, to the Board of Directors of Allegiant Travel Company (the “Company”), as an Annex to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Company, as filed by the Company on March 27, 2026 (the “Registration Statement”), relating to the proposed merger of the Company and Sun Country Airlines Holdings, Inc. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary – Opinion of Allegiant’s Financial Advisor,” “The Proposed Transactions – Background of the Proposed Transactions,” “The Proposed Transactions – Allegiant’s Reasons for the Proposed Transactions; Recommendation of the Allegiant Board of Directors,” “The Proposed Transactions – Opinion of Allegiant’s Financial Advisor,” and “The Proposed Transactions – Certain Unaudited Prospective Financial Information.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Jonathan Gerst
Name:	Jonathan Gerst
Title:	Managing Director